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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. THREE)*


                                CYBERONICS, INC.
------------------------------------------------------------------------------
                               (NAME OF ISSUER)


                                  COMMON STOCK
------------------------------------------------------------------------------
                        (TITLE OF CLASS OF SECURITIES)


                                  23251P 10 2
------------------------------------------------------------------------------
                                (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2-95)

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CUSIP No. 23251P 10 2                  13G                   PAGE 2 OF 5 PAGES

-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     REESE S. TERRY, JR.
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
3    SEC USE ONLY

-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
-------------------------------------------------------------------------------

                    5    SOLE VOTING POWER

   NUMBER OF             985,694
     SHARES         --------------------------------------------------
  BENEFICIALLY      6    SHARED VOTING POWER
   OWNED BY
      EACH               0
   REPORTING        --------------------------------------------------
   PERSON WITH      7    SOLE DISPOSITIVE POWER

                         985,694
                    --------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         0
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     985,694
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.01%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------
                         *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 23251P 10 2                                        Page 3 of 5 Pages

ITEM 1.
     (a)  Name of Issuer       CYBERONICS, INC.

     (b)  Address of Issuer's Principal Executive Offices
          16511 SPACE CENTER BLVD. #600
          HOUSTON, TX 77062

ITEM 2.
     (a)  Name of Person Filing    REESE S. TERRY, JR.

     (b) Address of Principal Business Office or, if none, Residence 16511 SPACE CENTER BLVD. #600
          HOUSTON, TX 77062

     (c)  Citizenship    U.S.A.

     (d)  Title of Class of Securities  COMMON STOCK

     (e)  CUSIP Number   N/A

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:

     (a)  / /  Broker or Dealer registered under Section 15 of the Act
     (b)  / /  Bank as defined in section 3(a)(6) of the Act
     (c)  / /  Insurance Company as defined in section 3(a)(19) of the Act
     (d) / / Investment Company registered under section 8 of the Investment Company Act
     (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
     (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see Section 240.13d-1(b)(1)(ii)(F)
     (g) / / Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
     (h)  / /  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

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CUSIP No. 23251P 10 2                                        PAGE 4 OF 5 PAGES

ITEM 4.  OWNERSHIP
     (a)  Amount Beneficially Owned          985,694*

     (b)  Percent of Class                   6.01%

     (c)  Number of shares as to which such person has:

          (i)    sole power to vote or to direct the vote             985,694*
          (ii)   shared power to vote or to direct the vote                 0
          (iii)  sole power to dispose or direct the disposition of   985,694*
          (iv)   shared power to dispose or direct the disposition of       0



ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more
that five percent of the class of securities, check the following  / /.   N/A

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.  N/A


ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.    N/A


Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP    N/A


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP    N/A




*includes 148,500 shares held in trusts for the benefit of Mr. Terry's children, of which Mr. Terry serves as trustee, and 49,694 shares underlying stock options exercisable within 60 days of December 31, 1997.

CUSIP No. 23251P 10 2                                        PAGE 5 OF 5 PAGES

ITEM 10.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                  February 11, 1998
                                       -------------------------------------
                                                        Date


                                                  /s/   REESE TERRY
                                       -------------------------------------
                                                        Signature


                                                        Reese Terry
                                       -------------------------------------
                                                        Name/Title